SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 3, 2005

FOCUS ENHANCEMENTS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-11860	04-3144936
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

1370 Dell Ave., Campbell, CA

95008

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 866-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                        Entry into a Material Definitive Agreement.

On November 3, 2005, we entered into a securities purchase agreement with certain accredited investors, which provides for the issuance of  5,018,248 shares of our common stock at a purchase price per share of $0.6576 and the issuance of warrants to the investors to purchase 1,254,562 million additional shares of our common stock at an exercise price of  $0.8505 per share.  The warrants are immediately exercisable and expire on November 3, 2010.

In connection with the financing we have agreed to pay placement agents a cash fee of up to $264,000 and to issue additional warrants to purchase up to 501,825 shares of our common stock at an exercise price of $0.8505 per share.

Under the terms of the financing, we have entered into a registration rights agreement, by which we have agreed to register the resale of the shares of common stock issued in the financing and the shares of common stock underlying the warrants. The registration rights agreement provides that we will pay cash penalties in the event we do not meet our registration obligations under this agreement, which includes filing a registration statement within 45 days of the issuance of the securities and receiving an order of effectiveness on the registration statement up to 120 days after the date of issuance of the securities.   Our press release, dated November 4, 2005, relating to the foregoing transactions is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 3.02                        Unregistered Sales of Equity Securities

In connection with our November 3, 2005 private placement described in Item 1.01 above (and which discussion is incorporated by reference herein), we will issue an aggregate of  5,018,248 shares of our common stock and warrants to purchase up to an aggregate of 1,756,387 additional shares of our common stock to accredited investors. The shares of common stock and the warrants will be offered and sold in reliance on exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder, based on the nature of the investors and certain representations made to us.

Item 9.01                        Financial Statements and Exhibits.

(c) Exhibits

                                                        99.1  Press Release dated as of November 4, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOCUS ENHANCEMENTS, INC.

Date: November 4, 2005	By:	/s/ Gary Williams
	Name:	Gary Williams
	Title:	EVP of Finance and CFO